EXHIBIT 11.0


                                  MEDQUIST INC.
                         EARNINGS PER SHARE COMPUTATION
                           UNAUDITED SUPPLEMENTAL DATA
                                 (IN THOUSANDS)


                                      Nine Months Ended       Three Months Ended
                                     September 30, 1996       September 30, 1996
                                     ------------------       ------------------

Weighted average shares outstanding        5,145                   6,839

Common stock equivalents                     758                     758

Shares repurchased                          (375)                   (336)
                                           -----                   -----
Weighted average shares adjusted           5,528                   7,261
                                           =====                   =====


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